Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-138631, 333-145232, 333-155115, 333-157869, 333-165405, 333-172724, 333-181268, 333-187589, 333-194858, 333-194859, and 333-202983) of Yield10 Bioscience, Inc. (formerly known as Metabolix, Inc.) of our report dated March 29, 2016, except for the effects of discontinued operations discussed in Note 15 to the consolidated financial statements as to which the date is March 30, 2017, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 2017